UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Dear stockholder,

Qualys, Inc. is asking for your support at our 2022 Annual Meeting of Stockholders to be held online on Wednesday, June 8, 2022, by voting in favor of all proposals. This supplement contains information to complement Proposal No. 4 of our Proxy Statement dated April 21, 2022 (“Proxy Statement”). Proposal No. 4 is a request for the Approval of the Qualys, Inc. 2012 Equity Incentive Plan, as amended, restated and extended (the “Restated Plan”). Accordingly, this Restated Plan is not a new plan.

Specifically, we wish to expand our disclosure in Proposal No. 4 to reiterate that the shares that were available for grant on the existing version of our 2012 Equity Incentive Plan (the “Existing Plan”) will no longer be available under the Restated Plan if the Restated Plan is approved by our stockholders. As described in the Proxy Statement, there were 9,980,540 shares available for issuance under the Existing Plan as of March 31, 2022; this pool of shares will no longer be available under the Restated Plan if approved by our stockholders.

If the Restated Plan is approved by stockholders:

•	The prior pool of 9,980,540 shares will be extinguished and replaced in its entirety by the 3,300,000 shares provided by the Restated Plan.

•	The only shares available for grant under the Restated Plan on its effective date at our 2022 Annual Meeting (“Effective Date”) will be no more than 3,300,000 shares.

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Further, any shares granted after March 31, 2022 under the Restated Plan will reduce the 3,300,000 shares under the previous sentence. For illustrative purposes, if Qualys granted 300,000 shares under the Existing Plan after March 31, 2022 and before the 2022 Annual Meeting, then the available pool under the Restated Plan would be 3,000,000 shares (3,300,000 shares, less 300,000 shares).

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Qualys commits that no more than 300,000 shares will be granted between March 31, 2022 and the 2022 Annual Meeting and these grants reduce the 3,300,000 shares that will be available under the Restated Plan.

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Finally, any forfeitures that happen under the Existing Plan after the Effective Date will roll into the Restated Plan, but only up to a maximum of 2,712,691 shares. These forfeitures are not available on the Effective Date; these only roll in if outstanding awards under the Existing Plan are forfeited.

Thank you for your support for Proposal No. 4.